Registration No. 333-

As filed with the Securities and Exchange Commission on July 31, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citrix Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-2275152
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of principal executive offices) (Zip code)

Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan

(Full title of the plans)

Antonio G. Gomes

Executive Vice President, Chief Legal Officer and Secretary

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Name and address of agent for service)

(954) 267-3000

(Telephone Number, Including area code, of Agent for Service)

Copy to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.001 par value per share	7,900,000	$139.81	$1,104,499,000	$143,364

(1)

Citrix Systems, Inc. (the “Registrant”) may issue a number of shares of common stock under the Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan (the “Plan”) equal to the sum of (a) 51,300,000 shares, plus (b) the shares underlying any awards granted under the Registrant’s Amended and Restated 2005 Equity Incentive Plan, as amended (the “2005 Plan”), that are forfeited, canceled or otherwise terminated (other than by exercise) after May 22, 2014 (the “Forfeited 2005 Shares”). As of July 31, 2020, there were a total of 54,505,109 shares of common stock authorized for issuance under the Plan, including 3,205,109 Forfeited 2005 Shares. Of that total, (i) 29,000,000 shares were registered on the registration statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 28, 2014 (File No. 333-196332), (ii) 17,605,109 shares were registered on the registration statement on Form S-8 filed by the Registrant with the Commission on February 16, 2018, as amended on February 14, 2020 (File No. 333-223069), and (iii) 7,900,000 shares are being registered on this Form S-8. In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant which become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Global Select Market on July 28, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Citrix Systems, Inc. (the “Company” or the “Registrant”) for the purpose of registering certain shares of common stock, $.001 par value per share (“Common Stock”), of the Registrant reserved for issuance under the Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan (the “Plan”). The maximum number of shares of Common Stock reserved and available for issuance under the Plan shall be the sum of (a) 51,300,000 shares, plus (b) the shares of Common Stock underlying any awards granted under the Registrant’s Amended and Restated 2005 Equity Incentive Plan, as amended (the “2005 Plan”), that are forfeited, canceled or otherwise terminated (other than by exercise) after May 22, 2014, the date of the Registrant’s 2014 annual meeting of shareholders, subject to certain adjustment as provided in Section 3 of the Plan. For purposes of this limitation, the shares of Common Stock underlying any awards that are forfeited, canceled or otherwise terminated (other than by exercise) under the Plan, shall be added back to the shares of Common Stock available for issuance under the Plan.

The second amendment and restatement of the Plan was approved by the Company’s shareholders on June 3, 2020 at its annual meeting of shareholders. The shares of Common Stock registered hereunder consist of 7,900,000 additional shares of Common Stock approved for issuance pursuant to the second amendment and restatement of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 14, 2020;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 5, 2020 and July 31, 2020, respectively;

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on January  22, 2020 (other than Item 2.02 and Exhibit 99.1), January 31,  2020, February  25, 2020, March  4, 2020, April  23, 2020 (other than Item 2.02 and Exhibit 99.1), June  5, 2020 and July 23, 2020 (other than Item 2.02 and Exhibit 99.1); and

(d)

The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12(g) of the Exchange Act on October 24, 1995, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (except for information furnished and not filed with the Commission in any such document).

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) and the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the director or officer had no reasonable cause to believe were unlawful.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Charter provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except to the extent provided by applicable law in the situations described in clauses (i)—(iv), inclusive, set forth in the preceding sentence.

The Charter also provides that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, that the Registrant shall not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the initiation thereof was approved by the Board of Directors of the Registrant or unless the corporation otherwise determines that such person is entitled to indemnification following such person’s written request therefor. The Charter further provides that the Registrant shall similarly indemnify such persons made party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, against such expenses, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

The Charter also provides that, if the Registrant does not assume the defense of any claim of which the Registrant receives notice by a person seeking indemnification (each, an “Indemnitee”), any expenses incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Registrant in advance of the final disposition of such matter; provided, that the payment of such expenses shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Registrant as authorized by the Charter.

The Charter also provides that the indemnification and advancement of expenses described above shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Registrant, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. In addition, the Charter specifically authorizes the Registrant to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth in the Charter and, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Registrant or other persons serving the Registrant.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide, among other matters, that the Registrant indemnify the directors and executive officers to the fullest extent permitted by law, advance to the directors and executive officers all related expenses (subject to reimbursement if it is subsequently determined that indemnification is not permitted), and reimburse the directors and executive officers for expenses as a witness or in connection with a subpoena for a proceeding in which such director or executive officer is not a party.

The Registrant has obtained director and officer liability insurance for the benefit of its directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2013)

Exhibit 4.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2018)

Exhibit 4.3	Specimen certificate representing the Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-98542), as amended) (P)

Exhibit 5.1*	Opinion of Goodwin Procter LLP

Exhibit 23.1*	Consent of Ernst & Young LLP

Exhibit 23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

Exhibit 24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement)

Exhibit 99.1	Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2020)

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, in the State of Florida, on July 31, 2020.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
Name: David J. Henshall
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Citrix Systems, Inc., hereby severally constitute and appoint David J. Henshall and Arlen R. Shenkman, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Citrix Systems, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2020.

Signature	Title(s)

/s/ David J. Henshall	President, Chief Executive Officer and Director (Principal Executive Officer)
David J. Henshall

/s/ Arlen R. Shenkman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Arlen R. Shenkman

/s/ Jessica Soisson	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jessica Soisson

/s/ Robert M. Calderoni	Chairman of the Board of Directors
Robert M. Calderoni

/s/ Nanci E. Caldwell	Director
Nanci E. Caldwell

/s/ Robert D. Daleo	Director
Robert D. Daleo

/s/ Murray J. Demo	Director
Murray J. Demo

/s/ Ajei S. Gopal	Director
Ajei S. Gopal

/s/ Thomas E. Hogan	Director
Thomas E. Hogan

/s/ Moira A. Kilcoyne	Director
Moira A. Kilcoyne

/s/ Peter J. Sacripanti	Director
Peter J. Sacripanti

/s/ J. Donald Sherman	Director
J. Donald Sherman